Exhibit 99.2
Boise Cascade
1111 West Jefferson Street Ste 300 PO Box 50
Boise, ID 83728

News Release

Investor Relations Contact - Wayne Rancourt	Media Contact - John Sahlberg
208 384 6073	208 384 6451

For Immediate Release: August 15, 2016

Boise Cascade Company Announces Cash Tender Offer for Any and All of Its 6 3⁄8% Senior Notes Due 2020 and Related Solicitation of Consents

BOISE, Idaho — Boise Cascade Company (Boise Cascade) (NYSE: BCC) announced today that it has commenced a cash tender offer for any and all of the $299,990,000 in aggregate principal amount outstanding of its 6 3⁄8% Senior Notes due 2020 (the “Notes”) and a related solicitation of consents (together, the “Offer”) to certain proposed amendments to the indenture governing the Notes (the “Consents”).

The Offer will expire at 11:59 P.M., New York City time, on September 12, 2016, unless extended (such date and time, as the same may be extended, the “Expiration Date”). Holders who validly tender their Notes and provide their Consents prior to 5:00 p.m., New York City time, on August 26, 2016, unless such date is extended or earlier terminated (the “Consent Payment Deadline”), will be entitled to receive the total consideration of $1,041.00, payable in cash for each $1,000 principal amount of Notes accepted for payment, which includes a consent payment of $30.00 per $1,000 principal amount of Notes accepted for payment. The Offer contemplates an early settlement option, so that holders whose Notes are validly tendered prior to the Consent Payment Deadline and accepted for purchase could receive payment as early as August 29, 2016 (the “Initial Payment Date”). Holders who validly tender their Notes after the Consent Payment Deadline, but on or prior to the Expiration Date, will receive $1,011.00 for each $1,000 principal amount of Notes accepted for purchase, which amount is equal to the total consideration less the consent payment. Accrued and unpaid interest, up to, but not including, the applicable settlement date will be paid in cash on all validly tendered and accepted Notes. The settlement date with respect to all Notes not settled at the Initial Payment Date is expected to be September 13, 2016, or promptly thereafter.

Holders tendering their Notes will be deemed to have delivered their Consent to certain proposed amendments to the indenture governing the Notes, which will eliminate certain covenants with respect to the Notes and certain events of default and amend certain other provisions with respect to the Notes. Following receipt of Consents of at least a majority in aggregate principal amount of the outstanding Notes, Boise Cascade will execute a supplemental indenture effecting the proposed amendments.
The closing of the Offer will be subject to a number conditions that are set forth in the Offer to Purchase and Consent Solicitation Statement dated August 15, 2016 (the “Offer to Purchase”), including, (i) the receipt of the required Consents to amend and supplement the indenture governing the Notes and the execution by the applicable parties of the supplemental indenture effecting such amendments and (ii) the successful completion by Boise Cascade of a new senior debt offering. Notes validly tendered and Consents validly delivered may not be withdrawn after 5:00 p.m., New York City time, on August 26, 2016, except as may be required by law.
The terms and conditions of the Offer, including Boise Cascade’s obligation to accept the Notes tendered and pay the purchase price therefor, are set forth in the Offer to Purchase. Boise Cascade may amend, extend or, subject to certain conditions, terminate the Offer.
In connection with the Offer, Boise Cascade has retained Wells Fargo Securities, LLC as the dealer manager. Questions regarding the Offer may be directed to Wells Fargo Securities, LLC, at (866) 309-6316 (toll-free) and (704) 410-4760 (collect). Copies of the Offer to Purchase can be obtained from the Information Agent, D.F. King & Co., Inc. at (800) 967-5084 (toll-free) and (212) 232-3235 (collect) or by email at bcc@dfking.com. For questions concerning delivery by means of the Automated Tender Offer Program, please contact D.F. King & Co., Inc., the Tender Agent for the Offer, at (800) 967-5084 (toll-free) and (212) 269-5550 (collect) or at bcc@dfking.com.
This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Boise Cascade
Boise Cascade is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit our website at www.bc.com.